Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between INTERNATIONAL FUEL TECHNOLOGY, INC., a Nevada corporation (the “Company”), and STUART D. BEATH (the “Employee”), and is dated as of July 2, 2007.
RECITALS
WHEREAS, the Chief Executive Officer (“CEO”) of Company, in consultation with the Board of Directors, has determined that it is in the best interest of the Company and its shareholders to employ the Employee in the position set forth below, and the Employee desires to serve in that capacity, and;
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows:
1. Employment Period. The Company shall employ the Employee, and the Employee shall serve the Company, on the terms and conditions set forth in this Agreement, for the period commencing on June 30, 2007 and ending on June 30, 2009 (“Employment Period”).
2. Position and Duties.
(a)	The Employee shall serve as Chief Financial Officer (“CFO”) of the Company, reporting to the Chief Executive Officer (“CEO”), with such duties, responsibilities and authorities as are customarily assigned to such position, and such other duties and responsibilities not inconsistent therewith as may be assigned to him from time to time by the CEO of the Company.

(b)	During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee shall devote his full-time efforts to the business and affairs of the Company and use his best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Employee to (i) serve on corporate, civic or charitable boards or committees or (ii) deliver lectures or fulfill speaking engagements so long as such activities do not interfere with the performance of his responsibilities as an employee of the Company in accordance with this Agreement or violate the provisions of Section 7 of this Agreement.

(c)	Employee’s responsibilities shall include, but not be limited to, those customarily required by the CFO of a publicly-traded company.
3. Compensation.
(a)	Base Salary. During the Employment Period the Employee shall receive an annual base salary (the “Annual Base Salary”) at the rate of One Hundred Thousand Dollars ($100,000.00), such base salary to be reviewed annually during the Employment Period concomitant with a review of the performance of Employee. The Annual Base Salary shall be payable bi-weekly by wire transfer to an account designated by Employee to Company.

(b)	Stock Options. The Employee shall receive options to purchase shares in the Company in accordance with the attached Stock Option Agreement, a copy of which is attached hereto and incorporated herein by reference.

(c)	Other Benefits. During the Employment Period: (i) the Employee and his family shall be entitled to participate in all benefit programs of the Company, including, but not limited to, health and dental insurance coverage or reimbursement of the Employee’s reasonable cost to maintain same to be added to the Annual Base Salary; and (ii) the Employee and/or the Employee’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company, including, but not limited to any comprehensive dental plan, retirement plans and profit sharing programs the Company may provide to any other employees from time to time.

(d)	Expenses. During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in carrying out the Employee’s duties under this Agreement, provided that the Employee complies with the policies, practices and procedures of the Company for submission of expense reports, receipts and similar documentation of such expenses.
(e)	Fringe Benefits. During each year of the Employment Period commencing on the date of the Agreement, the Employee shall be entitled to 25 paid days of vacation and other fringe benefits, in each case, on such terms and conditions as are determined by the Board of Directors of the Company.
4. Termination of Employment.
(a)	Probationary Period. Either Company or Employee may terminate the Agreement at any time within ten (10) days after the expiration of the first ninety (90) days of the Agreement (“Probationary Period”) by giving written notice to the other party. If termination is by the Company, then upon the giving of such notice, Employee shall be paid any accrued salary for the pay period in which the notice is proffered.

(b)	Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period. The Company shall be entitled to terminate the Employee’s employment because of the Employee’s Disability during the Employment Period. “Disability” means that (i) the Employee has been unable, for a period of 180 days to perform the Employee’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Employee or the Employee’s guardian or legal representative, has determined that the Employee’s incapacity is total and permanent. A termination of the Employee’s employment by the Company for Disability shall be communicated to the Employee by written notice, and shall be effective on the 30th day after receipt of such notice by the Employee (the “Disability Effective Date”), unless the Employee is able to, and does, return to full-time performance of the Employee’s duties before the Disability Effective Date.

(c)	By the Company.
(i)	The Company may terminate the Employee’s employment during the Employment Period for Cause or without Cause. For the purposes of the Agreement, “Cause” shall mean:
A.	any fraud, embezzlement or other dishonesty of the Employee that materially and adversely affects the Company’s business or reputation; or

B.	the Employee’s conviction for a felony or entering into a plea of nolo contendere with respect to a felony; or

C.	disclosure to any party outside the Company any of the Confidential Information as hereinafter defined; or

D.	any actions taken by Employee deemed by the Company’s CEO to be detrimental to the well-being of the Company; or

E.	the refusal by Employee to perform his material duties and obligations hereunder; or Employee’s willful and intentional misconduct in the performance of his material duties and obligations.
(ii)	A termination of employment by the Company for Cause shall be effectuated by giving the Employee written notice (“Notice of Termination for Cause”) of the termination. Termination of employment by the Company for Cause shall be effective on the date when the Notice of Termination for Cause is given, unless the notice sets forth a later date (which date shall in no event be later than thirty (30) days after the notice is given).

(iii)	A termination of the Employee’s employment by the Company without Cause shall be effected by giving the Employee written notice of the termination, and Employee shall be paid accrued salary for the pay period in which the notice is given.
(d) By the Employee.
(i)	The Employee may terminate employment in the event of a Good Cause Shown. “Good Cause Shown” means:
A.	the assignment to the Employee of any duties inconsistent in any respect with paragraph (a) of Section 2 of the Agreement, other than actions that are not taken in bad faith and are remedied by the Company within fifteen (15) days after receipt of notice thereof from the Employee;

B.	any failure by the Company to comply with any provision of Section 3 of this Agreement, other than failures that are not taken in bad faith and are remedied by the Company within fifteen (15) days after receipt of notice thereof from the Employee; or

C.	the occurrence of a Non-Negotiated Change in Control of the Company. For purposes of this Agreement, “Non-Negotiated Change in Control” shall mean any one or more of the following occurrences:
(I)	Any individual, corporation (other than the Company, any trustees or other beneficiary holding securities under any employee benefit plan of the Company, or any Company owned, directly or indirectly, by the Stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company possessing more than one-half (1/2) of the voting power for the election of directors of the Company;

(II)	There shall be consummated any consolidation, merger, or other business combination involving the Company or the securities of the Company in which holders of voting securities of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Company (or, if the Company does not survive such transaction, voting securities of the entity surviving such transaction) having less than one-half (1/2) of the total voting power in an election of directors of the Company (or such other surviving corporation); or

(III)	There shall be consummated any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (on a consolidated basis) to a party which is not controlled by or under common control with the Company.
(ii)	A termination of employment by the Employee for Good Cause Shown shall be effectuated by giving the Company written notice (“Notice of Termination for Good Cause Shown”) of the termination, setting forth the conduct of the Company that constitutes Good Cause Shown. Absent a remedy or cure by Company within applicable time frames, a termination of employment by the Employee for Good Cause Shown shall be effective on the fifth business day following the date when the Notice of Termination for Good Cause Shown is given, unless the notice sets forth a later date (which date shall in no event be later than thirty (30) days after the notice is given).

(iii)	A termination of the Employee’s employment by the Employee without Good Cause Shown shall be effected by giving the Company written notice of the termination at least sixty (60) days prior to the termination date.
(e)	No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination for Cause or a Notice of Termination for Good Cause Shown shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(f)	Date of Termination. The “Date of Termination” means (i) June 30, 2009; (ii) the date of the Employee’s death; (iii) the Disability Effective Date; (iv) the date on which the termination of the Employee’s employment by the Company for Cause or by the Employee for Good Cause Shown is effective; (v) the date on which the Company gives the Employee notice of a termination of employment without Cause, or; (vi) 60 days after the Employee gives the Company notice of a termination of employment without Good Cause Shown, as the case may be.
5. Obligations of the Company upon Termination.
(a)	Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Employee’s employment, other than during the Probationary Period, or other than for Cause, Death or Disability, or the Employee terminates his employment for Good Cause Shown, the Company shall (i) pay the Employee’s accrued but unpaid portion of the Annual Base Salary (the “Accrued Obligations”) to the Employee in a lump sum in cash within thirty (30) days after the Date of Termination, and (ii) continue to pay the Annual Base Salary for the remainder of the Employment Period. The payments provided pursuant to this paragraph (a) of Section 5 are intended as liquidated damages for a termination of the Employee’s employment by the Company other than for Cause or Disability or for the actions of the Company leading to a termination of the Employee’s employment by the Employee for Good Cause Shown, and shall be the sole and exclusive remedy therefore.

(b)	Death or Disability. If the Employee’s employment is terminated by reason of the Employee’s death or Disability during the Employment Period, the Company shall pay the Accrued Obligations to the Employee or the Employee’s estate or legal representative, as applicable, in a lump sum in cash within thirty (30) days after the Date of Termination. In addition, if the Employee’s employment is terminated by reason of Disability, the Company will continue to pay to Employee until the earlier of: (i) expiration of the Employment Period, (iii) for the six (6) months after a determination of disability has been made or (ii) the date of Employee’s death, the Annual Base Salary, less any amounts received by Employee under any disability insurance coverage maintained for Employee by the Company.

(c)	Cause; Other than for Good Cause Shown. If the Employee’s employment is terminated by the Company for Cause during the Employment Period, or if the Employee terminates his employment during the Employment Period other than for Good Cause Shown, the Company shall pay Employee the salary accrued for the pay period in which the termination occurs, unless termination is for Cause and the cause involves fraud, embezzlement or disclosure of Confidential Information as hereinafter defined, in which case Company shall not be liable for any payments to Employee.
6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Employee may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Employee may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Employee is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

7. Confidential Information. During his Term of Employment, the Company will disclose to the Employee and Employee shall have access to confidential, proprietary commercial, business and/or technical information relating to the Company’s technology, know-how, data, formulae, processes, designs, studies, findings, inventions, ideas, chemical information, production information and cost information (“Confidential Information”). The Employee shall not communicate, divulge or disseminate Confidential Information in full or partially in any manner, medium, shape or form at any time during the Employee’s employment with the Company except with the prior written consent of the Company at the Company’s sole and absolute discretion or as otherwise required by law or legal process. This provision shall forever survive the termination of employment of Employee for any reason whatsoever.
8. Covenant Against Competition. During the Term of Employment with the Company and for a period of two (2) years following (i) Employee terminating his employment other than for Good Cause Shown, or (ii) Company terminating his employment with Cause, Employee will not, directly or indirectly, own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, or be connected with the ownership, management, operation, or control of any business which uses surfactant chemical technology as an additive for fuels or lubes to improve efficiency or performance and/or reduce emissions.
9. Covenant Against Solicitation. During the Term of Employment with the Company and for a period of one (1) year from the Employee’s Termination of Employment from the Company for any reason whatsoever, Employee will not, directly or indirectly, solicit other employees of the Company for employment with, consultants to or agents of any business which performs services or sells products materially similar to or competitive with those provided and sold by the Company.
10. No Mitigation. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Employee obtains other employment.
11. Successors.
(a)	This Agreement is personal to the Employee and, without the prior written consent of the Company at the sole and absolute discretion of the Company, shall not be assignable by the Employee.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
12.	Miscellaneous.
(a)	Arbitration: Any dispute, controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration. Any arbitration shall be concluded under the Commercial Rules of the American Arbitration Association (“AAA”) and judgement upon the award rendered by the arbitrator shall be final and binding and may be enforced before any court having jurisdiction. The AAA shall not be involved in the arbitration in any manner.

The parties shall mutually agree upon an arbitrator. In the event the parties are unable to agree, then each party shall appoint an arbitrator of their choosing within five (5) days and the two arbitrators shall appoint the arbitrator within ten (10) days. Such arbitrator shall arbitrate the case no less than sixty (60) days after the failure of a mediation, if any, or the appointment of the arbitrator. Such arbitrator shall be self administered and conducted on an ad hoc basis.

The arbitration shall take place at a mutually agreed upon time in St. Louis, Missouri, at the office of the arbitrator or a location designated by the arbitrator, and shall be governed by the laws of the State of Missouri.

The arbitrator shall be required to render an award in writing within thirty (30) days after the close of the hearing or the post hearing briefs’ due date, should either party request to file a post hearing brief, and shall state the reasons for reaching that award.

In all matters submitted to arbitration, each party shall bear the entire cost and expense of its own witnesses and representation. The expenses of the arbitrator and all other expenses of arbitration shall be shared equally. The arbitrator shall award fees and expenses to the prevailing party, where appropriate.

Notwithstanding anything in this Agreement to the contrary, the Company and Employee shall be entitled to seek injunctive or similar equitable relief in any court of competent jurisdiction in order to enforce Company’s and Employee’s obligations hereunder.
(b)	The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of the United States of America, State of Missouri and any action or proceeding brought in connection with the enforcement of the terms hereof shall be brought exclusively in Saint Louis County, Missouri or the U.S. District Court for the Eastern District of Missouri. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c)	All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party, by overnight courier with addressee signature required or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Employee:
Stuart D. Beath
12229 Prince Towne Drive
St. Louis, MO 63141
If to the Company:
International Fuel Technology, Inc.
Attention: Mr. Thomas M. Powell
7777 Bonhomme, Suite 1920
St. Louis, MO 63105
or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12. Notices and communications shall be effective when actually received by the addressee.
(d)	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(e)	Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(f)	The failure of the Employee or the Company to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(g)	The Employee and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof.

(h)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall constitute one instrument.
IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.
\s\ Stuart D. Beath
STUART D. BEATH
INTERNATIONAL FUEL TECHNOLOGY, INC.
By:\s\ Jonathan R. Burst
Name: Jonathan R. Burst
Title: President and Chief Executive Officer